                                                                    EXHIBIT 12.1


                                FIXED CHARGES


RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS INTERMEDIA COMMUNICATIONS INC.




                                                                    YEARS ENDED DECEMBER 31,                 PRO FORMA
                                      --------------------------------------------------------------------------------
                                        1993       1994        1995        1996         1997         1998       1998(1)
                                      --------------------------------------------------------------------------------
Loss before extraordinary items       (2,074)    (3,067)    (19,157)    (57,198)    (197,289)    (487,229)    (478,237)
Income tax benefit (provision)            --         --         (97)         --           --           --           --
                                      --------------------------------------------------------------------------------
Loss before income taxes              (2,074)    (3,067)    (19,254)    (57,198)    (197,289)    (487,229)    (478,237)
                                      ================================================================================

Fixed charges:
Interest expensed                        844      1,219      13,355      35,213       58,744      201,039      192,933
Capitalized interest                     213        257         677       2,780        4,654        7,189        7,189
Amortization of deferred
financing costs                           78         69         412       1,252        1,918        4,721        4,721
Estimated interest factor on
operating leases                         313        200         428       1,598        3,286       12,091       12,217
Dividends and accretions on
redeemable preferred stock                 0          0           0           0       43,742       90,344       90,344
                                      --------------------------------------------------------------------------------
Total fixed charges                    1,448      1,745      14,872      40,843      112,344      315,384      307,404
                                      ================================================================================

Earnings:
Loss before income tax                (2,074)    (3,067)    (19,254)    (57,198)    (197,289)    (487,229)    (478,237)
                                      --------------------------------------------------------------------------------
Fixed charges excluding
capitalized interest and preferred
stock dividends                        1,235      1,488      14,195      38,063       63,948      217,851      209,871
                                      --------------------------------------------------------------------------------
Total earnings                          (839)    (1,579)     (5,059)    (19,135)    (133,341)    (269,378)    (268,366)
                                      ================================================================================

Ratio of earnings to fixed charges     (0.58)     (0.90)      (0.34)      (0.47)       (1.19)       (0.85)       (0.87)
                                      ================================================================================

Insufficiency of earnings to cover
fixed charge                           2,287      3,324      19,931      59,978      245,685      584,762      575,770
                                      ================================================================================


(1) Gives historical and proforma effect to the Shared, LDS and National acquisitions.








                                     Page 1